Exhibit 10.8

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the 20th day of July, 2010, by and among (i) Northside Hospital, Inc., a Georgia non-profit corporation (hereinafter referred to as “Seller”), (ii) Richmond Honan Medical Properties LP, a Delaware limited partnership (hereinafter referred to as “Purchaser”), and (iii) Gregory D. Hughes, Esq. (hereinafter referred to as “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, Seller is the “Lessee” under that certain Amended and Restated Ground Lease Agreement between Northside Ventures, Inc., as Lessor, and Cousins Properties Incorporated, as Lessee, dated as of June 10, 1998, and recorded in Deed Book 24601, Page 149, Fulton County, Georgia Records, as assigned by Cousins Properties Incorporated to Northside Hospital, Inc., by Assignment of Ground Lease for MOB I dated as of November 1, 2004, and recorded in Deed Book 38765, Page 27, Fulton County, Georgia Records (collectively, the “Phase I MOB Ground Lease”); and

WHEREAS, Seller is the “Lessee” under that certain Phase II Ground Lease Agreement between Northside Ventures, Inc., as Lessor, and Cousins Properties Incorporated, as Lessee, dated as of June 10, 1998, and recorded in Deed Book 24602, Page 204, Fulton County, Georgia Records, as amended by First Amendment to Phase II Ground Lease between Northside Ventures, Inc., as Lessor, and Cousins Properties Incorporated, as Lessee, dated as of April 30, 1999, and recorded in Deed Book 26925, Page 109, Fulton County, Georgia Records; as assigned by Cousins Properties Incorporated to Northside Hospital, Inc., by Assignment of Ground Lease for MOB II dated as of November 1, 2004, and recorded in Deed Book 38765, Page 97, Fulton County, Georgia Records (collectively, the “Phase II MOB Ground Lease”); and

WHEREAS, Seller is the “Tenant” under that certain Amended and Restated Parking Facilities Lease for MOB I between Northside Ventures, Inc., as Landlord, and Cousins Properties Incorporated, as Tenant, dated as of June 10, 1998, and recorded in Deed Book 24602, Page 135, Fulton County, Georgia Records; as assigned by Cousins Properties Incorporated to Northside Hospital, Inc., by Assignment of Parking Facilities Lease for MOB I dated as of November 1, 2004, and recorded in Deed Book 38765, Page 132, Fulton County, Georgia Records (collectively, the “Phase I MOB Parking Facilities Lease”); and

WHEREAS, Seller is the “Tenant” under that certain Parking Facilities Lease for MOB II between Northside Ventures, Inc, as Landlord, and Cousins Properties Incorporated, as Tenant, dated as of June 10, 1998, and recorded in Deed Book 24603, Page 001, Fulton County, Georgia Records, as assigned by Cousins Properties Incorporated to Northside Hospital, Inc., by Assignment of Parking Facilities Lease for MOB II dated as of November 1, 2004, and recorded in Deed Book 38765, Page 163, Fulton County, Georgia Records (collectively, the “Phase II MOB Parking Facilities Lease”) (the foregoing Phase I MOB Ground Lease, the Phase II MOB Ground Lease, the Phase I MOB Parking Facilities Lease and the Phase II MOB Parking Facilities Lease are sometimes collectively referred to herein as the “Original Leases”); and

WHEREAS, Purchaser wishes to purchase from Seller and Seller wishes to sell and convey to Purchaser all of the rights, title and interests of Seller as “Lessee” and “Tenant” under the Original Leases, as such rights, title, and interest are amended, restated and consolidated pursuant to the Consolidated Ground Lease (as hereinafter defined), such interests being hereinafter referred to as “Lessee’s Interests”, together with all items of personal property, equipment and intangibles owned by Seller and used in connection with the ownership or operation of the Property (as hereinafter defined), including, without limitation, those items more particularly described on Exhibit B attached hereto and made a part hereof (collectively, the “Personal Property”); and

WHEREAS, Lessee’s Interests include, among other items, the “Improvements” consisting of the medical office buildings located on the land more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”) and having an address of 3400-A (“MOB I”) and 3400-C (“MOB II”) Old Milton Parkway, Alpharetta, Fulton County, Georgia, but subject to the reversionary interest therein of ground lessor under the Consolidated Ground Lease; and

WHEREAS, in connection with the acquisition of Lessee’s Interests by Purchaser from Seller, Seller and Purchaser wish to consolidate, restate, and amend the Original Leases into that certain Amended and Restated Ground Lease and Parking Facilities Agreement containing terms and provisions mutually agreeable to Seller, Purchaser, and Northside Ventures, Inc., as ground lessor thereunder (“Ground Lessor”), including, among other items, a parking right, easements, and certain terms and provisions provided for in this Agreement, a form of which is attached hereto as Exhibit C and made a part hereof (the “Consolidated Ground Lease”);

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (A) Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller at Closing (as hereinafter defined) (i) Lessee’s Interests, and (ii) the Personal Property; and (B) Purchaser agrees to enter into the Consolidated Ground Lease at Closing, and (C) Seller agrees to cause Northside Ventures, Inc. to enter into the Consolidated Ground Lease at Closing, all on the terms and conditions set forth in this Agreement. Lessee’s Interests, together with the Improvements and the Personal Property, are hereinafter collectively referred to as the “Property.”

1.00	PURCHASE PRICE AND METHOD OF PAYMENT: The purchase price for the Property (the “Purchase Price”) shall be FORTY MILLION and NO/100 Dollars ($40,000,000.00).

2.00

EARNEST MONEY: Within two (2) Business Days following the Effective Date (as defined in Section 20.00 of this Agreement), Purchaser will deliver to Escrow Agent by wire transfer the sum of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (“Earnest Money”) as Earnest Money which shall be applied as part payment of the Purchase Price at the time the sale is consummated, or otherwise distributed as herein provided. Escrow Agent shall deliver the Earnest Money to Seller at Closing to apply to the Purchase Price and otherwise shall hold and disburse the Earnest

Money pursuant to that certain Escrow Agreement, the form of which is attached hereto as Exhibit D and made a part hereof (the “Escrow Agreement”). The Earnest Money shall be non-refundable to Purchaser except in the event of termination of this Agreement by reason of (i) a default by Seller, (ii) the exercise by Purchaser of its termination rights under Sections 3.00, 4.00, or 22.00 hereof, (iii) a Major Condemnation (as defined in Section 18.00 hereof), or (iv) a Major Casualty (as defined in Section 12.00 hereof).

3.00

TITLE AND SURVEY: Purchaser shall obtain at Purchaser’s sole cost and expense (i) a commitment for leasehold title insurance of Lessee’s Interests, including the Improvements (“Title Commitment”), together with copies of all items shown as exceptions to title therein, issued by Gregory D. Hughes, Esq. (or such other title agent as reasonably selected by Purchaser), as agent for a title insurance company selected by Purchaser (“Title Company”), and (ii) a current plat of survey of the Land and Improvements and related easements prepared by a surveyor selected by Purchaser and reasonably approved by Seller in writing (“Survey”). The Survey shall also reflect (a) the land more particularly described on Exhibit A-1 attached hereto and made a part hereof (the “Parking Garage Land”) upon which is located two (2) parking garages hereinafter referred to as “Parking Garage I” and “Parking Garage II”; (b) the land more particularly described on Exhibit A-2 attached hereto and made a part hereof (the “MOB II Parking Lot Land”) upon which is located a paved parking area (hereinafter referred to as “MOB II Parking Lot”); (c) the two (2)-level drive-under parking facility located under MOB I (the “MOB I Underground Parking Facility”); (d) the “ MOB I Pedestrian Bridge” connecting Parking Garage I and MOB I; (e) the “MOB II Pedestrian Bridge” connecting Parking Garage II and MOB II; (f) the underground walkway connecting MOB I and MOB II (the “Connecting Tunnel”); and (g) all easement areas defined and described in the Consolidated Ground Lease (all the foregoing (a) – (g) being collectively referred to as the “Other Property Interests”). The Improvements to be conveyed by Seller to Purchaser at Closing shall not include the Other Property Interests. Instead, Seller shall convey to Buyer (i) a right to use the Parking Spaces located in Parking Garage I, Parking Garage II, MOB II Parking Lot, and the MOB I Underground Parking Facility, pursuant to and as described in the Consolidated Ground Lease, and (ii) access easements to use the MOB I Pedestrian Bridge, MOB II Pedestrian Bridge, and Connecting Tunnel pursuant to and as described in the Consolidated Ground Lease. The Survey shall indicate the total number of acres in the Land, the Parking Garage Land, and the MOB II Parking Lot Land to the nearest one-thousandth of an acre and shall certify such acreage and other matters reflected thereon to both Purchaser and Seller on the plat of Survey. Purchaser shall deliver two (2) copies of the final Survey to Seller within five (5) days from and after Purchaser’s receipt of the Survey from the surveyor. In the event Seller disagrees with any aspect of the properties or improvements as shown on the plat of Survey, Seller shall have the right, at Sellers’ expense, to have a new survey prepared. In the event Purchaser does not accept Seller’s survey, Purchaser’s and Seller’s surveyors shall name a third surveyor to survey the Property and Other Property Interests and any other aforedescribed matters and interests, the cost to be divided equally between Seller and Purchaser. Purchaser shall have until the date that is ten (10) days prior to the expiration of the Inspection Period (as hereinafter defined) to provide written notice to Seller of any matters shown by the Title

Commitment or Survey which are not satisfactory to Purchaser, or in lieu thereof, to provide written notice that there are no matters which are not satisfactory to Purchaser, which notice (“Title and Survey Notice”) must specify the reason any matter(s) are not satisfactory and the curative steps necessary to remove the basis for Purchaser’s disapproval. If Purchaser fails to provide the Title and Survey Notice to Seller before the expiration of the Inspection Period, Purchaser shall be deemed to have waived any and all objections to title and survey matters (excluding any matters arising under Section 3.01). Seller shall respond in writing to Purchaser’s Title and Survey Notice within five (5) days from receipt thereof, which response shall expressly advise as to which of the matters objected to by Purchaser will be cured or satisfied by Seller. The parties shall have until the expiration of the Inspection Period to make such arrangements or to take such steps as they shall mutually agree to satisfy Purchaser’s objection(s); provided, however, that (i) Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations, or otherwise to cure or agree to cure any title or survey objections except as provided in Section 3.01, and (ii) Seller shall not be deemed to have any obligation to cure any title or survey objections, except as set forth in Section 3.01, unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser which recites that it is in response to a Title and Survey Notice. Purchaser’s sole right with respect to any Title Commitment or Survey matter to which it objects in a Title and Survey Notice given in a timely manner and which Seller does not expressly agree to cure as provided above or is not obligated to cure pursuant to Section 3.01, shall be to elect by written notice to Seller given on or before the end of the Inspection Period to waive such objection, or to terminate this Agreement in which event Purchaser shall receive a full refund of the Earnest Money, and neither Seller nor Purchaser shall have any further obligation or liability under this Agreement, except for Purchaser’s Indemnity Obligations (as hereinafter defined) and other provisions of this Agreement which by their terms are to survive a termination of this Agreement. Unpaid ad valorem taxes for the year of Closing; all matters not otherwise objected to by Purchaser that are shown in the Title Commitment and/or Survey (or, in the event Purchaser fails to obtain a Survey, all matters that would be reflected by an accurate inspection or survey of the Property); and all matters reflected in the Title Commitment and/or Survey with respect to which Purchaser fails to give a Title and Survey Notice on or before the last date for so doing or with respect to which a timely Title and Survey Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser as “Permitted Encumbrances.”

3.01

Seller agrees not to encumber voluntarily the Property from and after the Effective Date. A lawsuit or judgment against Seller not involving all or part of the Land shall not be deemed a voluntary encumbrance, except to the extent of any judgment which is a lien on the Property. To the extent that Seller voluntarily encumbers the Property subsequently to the Effective Date, Seller shall cause such encumbrance to be removed on or before Closing. No third party shall be entitled to rely upon the obligation of Seller in the foregoing sentence. Purchaser shall have the right to amend its Title and Survey Notice at any time to reflect encumbrances affecting the title to the Property first being filed of record subsequently to the Effective Date. As to such encumbrances, Seller will notify

Purchaser in writing, within the earlier of ten (10) days after receipt of Purchaser’s notice or the date of Closing, if Seller agrees to cure such matters, it being understood and agreed that Seller shall have the right, but not the obligation, to remove such encumbrances unless such encumbrances are voluntary encumbrances affecting title to the Property, in which case, Seller shall continue to be obligated to remove such voluntary encumbrances prior to Closing. All such encumbrances which Seller does not agree to remove or is not required to remove by the terms of this Section shall be included within the term Permitted Encumbrances.

3.02	Prior to the Closing, Purchaser shall not file with any applicable governmental authority any application for zoning or rezoning of the Property.

4.00	INSPECTIONS: Subject to the terms of this Agreement, prior to Closing, Purchaser, its engineers, surveyors, agents and representatives shall have the right to go on at reasonable hours to inspect and survey the Land, Improvements, the Personal Property, and Other Property Interests and to conduct relevant studies with respect thereto. Purchaser shall hold Seller harmless from and indemnify Seller against any claims or damages claimed by any party resulting from such tests, inspections, surveys and studies undertaken pursuant to this paragraph. The period from the Effective Date through and including August 31, 2010 is hereinafter referred to as the “Inspection Period”. All tests, inspections, surveys and studies shall be at Purchaser’s expense. In addition, Purchaser shall have the right to review and conduct inspections of Property-related materials that, to Seller’s knowledge are in Seller’s possession, copies of which Seller shall deliver to Purchaser or make available for Purchaser’s review at the Improvements, which may include (i) ground leases, parking agreements, easements, covenants, restrictions, subdivision plats, title and survey matters relating to the Property; (ii) space leases of the Improvements, including those with Northside Hospital, Inc.; (iii) the accounts payable and other obligations relating to the Property; (iv) a copy of existing title, engineering, survey, and environmental reports relating to the Property; and (v) plans and specifications relating to the Property, including ground-lessor approved plans and specifications. The items described in the previous sentence shall be referred to herein as the “Submission Items.” In addition to the Submission Items, Purchaser shall have the right to review and conduct inspections of customary due diligence information regarding the ownership and operation of the Property that Purchaser may reasonably request in writing and that, to Seller’s knowledge, is in Seller’s possession, copies of which Seller shall deliver to Purchaser or make available for Purchaser’s review at the Improvements.

Purchaser shall further have the right, at Purchaser’s sole cost and expense, to obtain a confirmation from the declarant or the association referenced in the Preston Ridge Declaration (as hereinafter defined) stating that Seller is not in default under any term or provision set forth in that certain Amended and Restated Declaration of Covenants, Easements and Restrictions for Preston Ridge (the “Amended and Restated Declaration”) dated as of June 5, 1990, recorded at Deed Book 13458, Page 186, Fulton County, Georgia Records, as amended by First Amendment thereto, dated August 3, 1993, recorded at Deed Book 16957, page 34, aforesaid records, as affected by Notice of

Designation of Project Identification Signage Area for Preston Ridge, dated October 30, 1996, and recorded at Deed Book 21758, Page 197, aforesaid records, as further affected by Variance thereto, dated September 4, 2002, and recorded at Deed Book 33365, Page 314, aforesaid records (the Amended and Stated Declaration, as amended and affected is hereinafter collectively referred to as the “Preston Ridge Declaration”). Seller hereby agrees to cooperate in good faith with Purchaser, at no cost to Seller, in obtaining such confirmation upon Purchaser’s written request to Seller therefor.

Purchaser shall provide bi-weekly oral reports to Seller during the Inspection Period of the status and progress of Purchaser’s inspections and investigations of the Property. If Purchaser determines that the Property is not suitable for its purposes, or that Purchaser does not wish to proceed to Closing as determined by Purchaser in its sole discretion, Purchaser may terminate this Agreement by written notice to Seller, given not later than the expiration of the Inspection Period, in which event this Agreement shall terminate except for Purchaser’s Indemnity Obligations and other provisions of this Agreement which by their terms are to survive termination of this Agreement, and the Earnest Money (and any interest earned thereon) shall be fully and promptly refunded to Purchaser. Upon the expiration of the Inspection Period without Purchaser’s having terminated this Agreement as provided in this Section 4.00, all Earnest Money deposited with Escrow Agent shall be non-refundable to Purchaser, except in the event of termination of this Agreement arising from (i) a default by Seller hereunder; (ii) a Major Condemnation; (iii) a Major Casualty; or (iv) the failure of Seller’s Board (as hereinafter defined) to approve this transaction on or before the expiration of the Inspection Period, as provided under Section 22.00 hereof.

4.01	Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Land, the Improvements, or the Other Property Interests without first obtaining Seller’s written consent, not to be unreasonably withheld or delayed, as to the timing and scope of work to be performed and, upon request of Seller, entering into an access agreement in the form attached hereto as Exhibit E and made a part hereof (the “Access Agreement”).

4.02

Purchaser agrees that, in making any non-intrusive physical or environmental inspections of the Land, the Improvements or the Other Property Interests, Purchaser or Purchaser’s agents will maintain not less than ONE MILLION and NO/100 Dollars ($1,000,000.00) comprehensive general liability insurance with a contractual liability endorsement which insures Purchaser’s Indemnity Obligations hereunder. Purchaser (a) shall provide Seller with written evidence of the aforesaid insurance, (b) shall not reveal to any third party, including governmental authorities (other than Purchaser’s consultants, attorneys and advisors working in connection with the purchase of the Property) not approved by Seller the results of its inspections, and (c) shall restore promptly any physical damage caused by the inspections. Purchaser shall give Seller reasonable prior notice of its intention to conduct any inspections, and Seller reserves the right to have a representative present. Purchaser agrees to indemnify, defend and hold Seller free and harmless from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys’ fees and costs, arising out of a breach of the foregoing agreements by Purchaser in connection with the inspection of the Improvements, the Land, or the Other Property Interests, or otherwise from the exercise by Purchaser or its agents or representatives of the right of access to the Property as permitted by this Agreement (collectively, “Purchaser’s Indemnity Obligations”); provided, however, such indemnity shall not include damages or losses resulting from existing environmental conditions of the Property or disclosures thereof required by law. The indemnity and other obligations of Purchaser under this Section 4.02 shall survive Closing or the termination of this Agreement.

4.03	Subject to the last two sentences of this Section 4.03, neither Seller, nor Seller’s Broker (as hereinafter defined), nor any affiliate of Seller, nor any agent, officer or employee of Seller, of any affiliate of Seller, or of Seller’s Broker, makes any representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property including, without limitation, any of the Submission Items (e.g., that such materials are complete, accurate, or the final version thereof, or that such materials are all that exist, or that such materials are all that are in the possession of Seller, Seller’s Broker, any affiliate of Seller, or any agent, officer or employee of Seller, of Seller’s Broker, or of any affiliate of Seller). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination as to whether it desires to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller, by Seller’s Broker, by any affiliate of Seller, or by any agent, officer or employee of Seller or of Seller’s Broker or of any affiliate of Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller, by Seller’s Broker, by any affiliate of Seller, or by any agent, officer or employee of Seller or of Seller’s Broker or of any affiliate of Seller in connection with Purchaser’s inspection, and Purchaser agrees that Purchaser shall rely solely on Purchaser’s own independently developed or verified information. Notwithstanding any provision contained herein to the contrary, Seller represents and warrants to Purchaser that Seller has delivered all of the Submission Items to Purchaser prior to the Effective Date and has not intentionally withheld from Purchaser any relevant or material information of which Seller has knowledge with respect to the Property. The foregoing representation and warranty shall survive Closing or termination of this Agreement except that (i) any claim by Purchaser for a breach by Seller of such representation and warranty must be made within six (6) months from and after the date of Closing, otherwise Seller shall have no further liability with respect thereto, and (ii) Seller’s liability for a breach of such representation and warranty shall not exceed TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), except that such cap on liability shall not apply to claims that Seller intentionally withheld from Purchaser relevant or material information with respect to the Property.

5.00	PURCHASER’S PUBLIC OFFERING AND FINANCING:

5.01	Purchaser and Seller hereby acknowledge and agree that Purchaser anticipates making a public offering prior to Closing and that the Property shall be a part of the portfolio of real properties held by the REIT (as hereinafter defined). Subject to any advice of REIT counsel to the contrary, prior to filing its S-11 registration filing (the “Registration Statement”) with the Securities and Exchange Commission in connection with Purchaser’s anticipated public offering, Purchaser will deliver to Seller a copy of the Registration Statement. In the event Purchaser does not, on the advice of REIT counsel, deliver the Registration Statement to Seller, Purchaser shall cause the Registration Statement, to the extent it addresses any of the matters contained herein, to address such matters in the Registration Statement in a manner that is consistent with how such matters are reflected herein.

5.02	If, in lieu of the IPO (as hereinafter defined), Purchaser elects to borrow funds in connection with the purchase of the Property hereunder, Purchaser shall notify Seller in advance of submitting its loan application. Any lender selected by Purchaser must first be approved by Seller in writing, such approval not to be unreasonably withheld, delayed, or conditioned, except that, notwithstanding such qualifications on Seller’s approval of the lender, the lender and the terms of the financing must meet the requirements set forth in the Consolidated Ground Lease. If Seller fails to approve or disapprove a lender within fifteen (15) days following written request therefor, Seller shall be deemed to have approved such lender (such approval, however, shall not be deemed an approval of the terms of loan).

6.00	LEASING:

6.01	Leasing by Seller. From the Effective Date until the expiration of the Inspection Period, Seller shall continue to lease space in the Improvements in a manner consistent with Seller’s past practices, including, without limitation, rental rates, lease terms, tenant concessions and leasing commissions. Seller may, but shall not be obligated to, provide Purchaser with new leases to be entered into prior to the expiration of the Inspection Period for Purchaser’s prior written approval (if approval is sought, then such approval not be unreasonably withheld, delayed or conditioned), although Seller shall provide a copy of all such leases to Purchaser within ten (10) days of signing, and in any event, at least one (1) day prior to the expiration of the Inspection Period. From and after the Inspection Period, provided Purchaser has not terminated this Agreement pursuant to its right to do so hereunder, Seller shall provide Purchaser with a copy of all new leases that Seller wishes to execute for Purchaser’s prior written approval, such approval not to be unreasonably withheld, delayed, or conditioned.

6.02

Construction Allowances and Brokerage Commissions. Purchaser shall not be responsible for (i) the payment of any deferred construction allowance amount which Seller, as landlord, has expressly agreed to pay any tenant of the Buildings prior to the expiration of the then-existing term (as of Closing) of any such tenant’s lease pursuant to a separate written agreement or lease between the tenant and Seller, which amount shall be escrowed for the benefit of Purchaser at

Closing, or (ii) other than New Lease Fees (as hereinafter defined), the cost of any tenant improvement construction obligations that Seller, as landlord, has expressly agreed to make prior to the expiration of the then-existing term (as of Closing) of any tenant’s lease pursuant to a separate written agreement or lease between the tenant and Seller, which have not been yet commenced and completed, including, without limitation, the tenant improvement allowance and tenant improvement construction obligations contemplated by that certain Lease Agreement between Seller, as landlord, and Atlanta Cancer Care, P.C., as tenant, dated June 2, 2010 (the “ACC Lease”) ((i) and (ii) being collectively referred to as “Seller’s Existing Lease Obligations”). To the extent Seller must complete any such tenant improvements in the Improvements, including pursuant to the ACC Lease, Purchaser will cooperate with Seller to allow necessary and desirable access to the Improvements to accommodate such construction. Notwithstanding any of the foregoing to the contrary, in the event (i) the construction or build-out contemplated under any lease executed as of Closing (each, an “Existing Lease”) has been completed, yet the total amount of construction allowance has not been fully utilized by the applicable tenant and an excess construction allowance amount remains (the “Excess Construction Allowance”), and (ii) such Excess Construction Allowance is not expressly deferred to a later time prior to the expiration of the then-existing term (as of Closing) of any such lease pursuant to a separate written agreement or lease between such tenant and Seller, as landlord, then such Excess Construction Allowance shall be deemed forfeited by such tenant, and neither Seller nor Purchaser shall be responsible for funding such Excess Construction Allowance Amount from and after Closing.

In addition, (i) prior to the expiration of the Inspection Period, Seller shall have the right (but not the obligation), and (ii) from and after the expiration of the Inspection Period, Seller shall have the obligation, to provide to Purchaser negotiated drafts of all new lease agreements and new lease renewal agreements (excluding the ACC Lease) or modifications of Existing Leases in the Improvements not yet executed by Seller, as landlord (collectively, the “New Leases”). Purchaser shall provide Seller with written notice as to whether or not it approves each New Lease within five (5) days following Purchaser’s receipt thereof, which approval shall not be unreasonably withheld, conditioned, or delayed. In the event that Purchaser fails to deliver such notice to Seller within such five (5)-day period, Purchaser shall be deemed to have approved such New Lease. In the event that Purchaser disapproves a New Lease or some term or condition thereof, Seller shall have the opportunity to renegotiate the New Lease with the applicable tenant and re-submit the renegotiated New Lease for Purchaser’s approval until Purchaser provides its final approval. The aforementioned five (5)-day response period shall apply to each re-submittal to Purchaser. Purchaser shall be responsible for all amounts of construction allowances, brokerage commissions, and other leasing fees (including re-letting/renewal allowances and fees) associated with each approved New Lease (collectively, the “New Lease Fees”), and associated with any Existing Lease’s renewal term or extension term not yet exercised as of Closing. In the event that any approved New Lease’s commencement date occurs prior to Closing, Seller shall receive a credit at Closing for the total amount of any New Lease Fees related to such New Leases which have been expended by Seller as of Closing, and Purchaser shall be responsible for all such fees payable after Closing. Seller shall pay in full or escrow with Purchaser at Closing all brokerage commissions payable with respect to any Existing Lease (excluding brokerage commissions payable upon any Existing Lease renewal or extension not yet exercised as of Closing). The obligations contained herein shall survive Closing.

Seller will require of any broker or salesperson engaged by Seller or its agent that it not disclose any confidential information related to the Property or any tenants and/or leases in the Improvements and that its engagement with respect to leasing space in the Improvements terminates automatically as of the date of Closing.

6.03	Northside Leases. At Closing, Seller will execute and deliver a master lease for the office space in the Improvements pursuant to the form attached hereto as Schedule 6.03 and made a part hereof (the “Approved Form of Master Lease”), which master lease suites are set forth on Exhibit F attached hereto and made a part hereof (the “Master Lease Suites”).

6.04	Purchaser acknowledges and agrees that parking rights will be granted to Purchaser as set forth in the Consolidated Ground Lease, which will be coterminous with the lease term of the Consolidated Ground Lease.

7.00	CONSOLIDATED GROUND LEASE: Seller and Purchaser acknowledge and agree that the form of Consolidated Ground Lease is attached hereto and made a part hereof as Exhibit C. Seller agrees, prior to Closing, to cause Ground Lessor to enter into commercially reasonable modifications to the Consolidated Ground Lease as may be requested by Purchaser’s acquisition lender or REIT counsel prior to Closing; provided, however, Seller and Ground Lessor shall be obligated to enter into such commercially reasonable modifications only to the extent such modifications are consistent with agreements that Ground Lessor or its affiliates have previously entered into with other commercial real estate lenders for the Property or similar properties leased or owned by them. In addition to the foregoing, from and after execution of the Consolidated Ground Lease by Ground Lessor and Purchaser, Seller agrees to cause Ground Lessor to entertain other commercially reasonable modifications to the Consolidated Ground Lease as may be requested by a lender of Purchaser in the event of a refinancing of the Property, but Ground Lessor shall not be obligated to make, and Seller shall not be obligated to cause Ground Lessor to make, such modifications. Seller shall cause Ground Lessor to deliver a letter agreement to this effect to Purchaser at Closing. Seller and Ground Lessor shall not be bound to enter into any such modifications that would modify, in any respect, the change of control provisions of the Consolidated Ground Lease or their application. Seller’s obligations to close hereunder shall be conditioned on the Purchaser and/or the ground lessee under the Consolidated Ground Lease satisfying the requirements of this Section 7.00.

8.00	INITIAL PUBLIC OFFERING AS CONDITION PRECEDENT TO CLOSING: As noted in Section 5.00 hereof, Purchaser or its affiliate will effect an initial public offering (the “IPO”) prior to Closing and will pay the Purchase Price from the proceeds of such IPO. The occurrence of the IPO shall be a condition precedent to Purchaser’s obligation to close hereunder, and the Closing shall occur on or within sixty (60) days following the IPO. Purchaser may, at its discretion, waive in writing the occurrence of the IPO as a condition to Closing, in which case the Closing shall occur on or before the sixtieth (60th) day following the satisfaction of the last of the following conditions precedent to both Purchaser and Seller’s obligation to close hereunder:

8.01	Purchaser obtains first mortgage financing to finance the acquisition of the Property on terms reasonably acceptable to Purchaser, it being agreed that a loan amount of at least sixty-five percent (65%) of the Purchase Price shall be acceptable to Purchaser. Purchaser shall provide Seller with a copy of the loan commitment from lender(s) reasonably acceptable to Purchaser, which shall reflect a loan amount of no more than eighty percent (80%) of the Purchase Price. Purchaser shall pursue diligently such financing and shall advise Seller of the status thereof, but will have no obligation to disclose any internal pro formas, budgets or other calculations. The loan will be subject to Section 5.02 hereof; and

8.02	Purchaser obtains financing for the equity portion of the Purchase Price, it being agreed that total financing secured by the Improvements or Purchaser’s interest in the Property under Section 8.01 above and this Section 8.02 shall not exceed eighty percent (80%) of the Purchase Price. To clarify, total secured financing plus equity financing may exceed eighty percent (80%) of the Purchase Price, but the total portion thereof that is secured by the Improvements or secured by Purchaser’s interest in the Property shall not exceed eighty percent (80%) of the Purchase Price, it being acknowledged and agreed that mezzanine-type financing secured by a pledge of ownership interests in Purchaser will be permitted as long as it is not secured by the Improvements or Purchaser’s interest in the Property. Purchaser and Seller acknowledge that Purchaser may raise at least part of the equity through a private placement investor note offering. If Purchaser issues such a note offering, Purchaser shall offer such investment to all physician tenants of MOB I and MOB II. The loan will be subject to Section 5.02 hereof.

8.03	The Consolidated Ground Lease shall be in final form for execution by the applicable parties and shall meet the requirements of Section 7.00 hereof.

In the event any of the foregoing conditions precedent to Closing is not satisfied within two hundred ten (210) days from the Effective Date (such 210-day period hereinafter referred to as the “Closing Conditions’ Deadline”), then, unless Purchaser and Seller agree otherwise in writing, this Agreement shall terminate, the Escrow Agent shall disburse the Earnest Money to Seller (including any interest earned thereon), and neither party shall have any further obligations hereunder, except for Purchaser’s Indemnity Obligations and other provisions of this Agreement which by their terms are to survive a termination of this Agreement. Notwithstanding the foregoing to the contrary, Purchaser shall have the right, upon written notice delivered to Seller prior to the expiration of the Closing Conditions’ Deadline, to extend the Closing Conditions’ Deadline for an additional ninety (90) days (the “Extended Closing Conditions’ Deadline Period”) by delivering to Escrow Agent by wire transfer an additional sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the “Additional Earnest Money”), which shall be applied as part payment of the Purchase Price at the time the sale is consummated, or otherwise distributed as herein provided. Escrow Agent shall deliver the Additional Earnest Money to Seller at Closing to apply to the Purchase Price and otherwise shall hold and disburse the Earnest Money pursuant to the Escrow Agreement. The Additional Earnest Money shall be non-refundable to Purchaser except in the event of termination of this Agreement by reason of (i) a default by Seller, (ii) a Major Condemnation (as defined in Section 18.00 hereof), or (iii) a Major Casualty (as defined in Section 12.00 hereof). In the event Purchaser elects to extend the Closing Conditions’ Deadline, the term “Closing Conditions’ Deadline” shall include the Extended Closing Conditions’ Deadline Period. Purchaser and Seller acknowledge that such deadline for satisfaction of the conditions precedent reflects a reasonable amount of time to satisfy such conditions given existing market conditions.

9.00	CLOSING: Purchaser must provide Seller with at least ten (10) Business Days’ (as hereinafter defined) written notice of the date of Closing (the “Closing Date”) of the purchase and sale of the Property (the “Closing”) prior to Closing. Subject to the foregoing, Closing shall be held at such time, date and location as selected by Seller and reasonably approved by Purchaser, the parties recognizing that the Closing may include property owned by third parties other than the Property and other parties other than Seller, and such Closing may be conducted through escrow agent(s). In the event Seller and Purchaser do not agree on the time, date or place of Closing, the Closing shall be held in escrow at the offices of Escrow Agent at 2110 Powers Ferry Road, Suite 440, Atlanta, Georgia 30339 at 10:00 A.M. on the last day hereinbefore provided for Closing. The Closing shall take place through the execution and exchange, via overnight delivery or courier delivery, of the original documents, instruments and agreements herein contemplated. In the event the last day for Closing is a non-Business Day, Closing shall be on the next Business Day. The term “Business Day” shall mean a day which Wachovia Bank, N.A., or its successor, is open for business.

9.01

At Closing hereunder, Seller shall convey its interest in the Improvements to Purchaser pursuant to a limited warranty deed (the “Limited Warranty Deed”) conveying fee simple title to the Improvements only, subject to the Consolidated Ground Lease, the Permitted Encumbrances, and rights of tenants in possession, which deed shall be duly witnessed and attested for recording in Fulton County, Georgia. The legal description attached to the Limited Warranty Deed which describes the real property upon which the Improvements lie shall be the description of the Land set forth on Exhibit A attached hereto and made a part hereof. The approved form of Limited Warranty Deed is attached hereto as Schedule 9.01A and made a part hereof (the “Approved Form of Limited Warranty Deed”). If requested by Purchaser, Seller shall also deliver to Purchaser a quitclaim deed (the “Quitclaim Deed”) conveying fee simple title to the Improvements only, which deed shall use the legal description from the Survey to describe the real property upon which the Improvements lie, and which deed shall be duly witnessed and attested for recording in Fulton County, Georgia. The approved form of Quitclaim Deed is attached hereto as Schedule 9.01B and made a part hereof (the “Approved Form of Quitclaim Deed”) Possession of the Improvements shall be granted to Purchaser at Closing, subject to the Consolidated Ground Lease, the Permitted Encumbrances, and the rights of tenants in possession.

9.02	At Closing, Purchaser shall execute and deliver, and Seller shall cause Ground Lessor to execute and deliver, the Consolidated Ground Lease in form and content as provided for herein, and a short form memorandum thereof for recording, which shall include, without limitation, certain access, utility, and drainage easements, an easement to use the MOB I Pedestrian Bridge, MOB II Pedestrian Bridge and the Connecting Tunnel, and a right to use certain parking spaces located in Parking Garage I, Parking Garage II, the surface lot located on the MOB II Parking Lot Land, and the MOB I Underground Parking Facility.

9.03	At Closing, Purchaser and Seller shall execute and deliver an assignment and assumption agreement in the form attached hereto as Schedule 9.03 and made a part hereof (the “Approved Form of Assignment and Assumption of Leases and Security Deposits”), with respect to all leases, occupancy agreements and licenses which are enumerated on Exhibit G attached hereto and made a part hereof (together with any other leases executed pursuant to Section 6.01) (collectively, the “Leases and Assigned Security Deposits”), and all obligations associated therewith and guaranties thereof, in the Improvements, and all security deposits, which assignment will contain an indemnity from Purchaser to Seller for any claims arising under such assigned leases, subleases, timeshare agreements, occupancy agreements and licenses following the Closing Date and an indemnity from Seller to Purchaser for any claims arising under such assigned leases, subleases, timeshare agreements, occupancy agreements and licenses prior to the Closing Date; provided, however, that all claims arising under Seller’s indemnity to Purchaser must be made by Purchaser within six (6) months from and after Closing, otherwise such claims shall be forever barred. Seller shall transfer to Purchaser all security deposits with respect to all tenants as of the date of Closing, which security deposits are reflected on Exhibit G, together with security deposits, if any, for leases executed pursuant to Section 6.01.

9.04

Pursuant to the Approved Form of Assignment and Assumption of Intangible Property (as hereinafter defined), Seller shall assign to Purchaser the service contracts and equipment leases affecting the Property and Other Property Interests as set forth on Exhibit H attached hereto and made a part hereof (the “Service Contracts and Equipment Leases”), and Purchaser shall assume all such Service Contracts and Equipment Leases at Closing, which assumption shall be limited to obligations and claims arising thereunder from and after the Closing Date. Purchaser shall be obligated to obtain all required consents of vendors in connection with such assignment, and Seller shall cooperate reasonably in such efforts but at no cost to Seller. Purchaser and Seller shall execute and deliver an assignment and assumption agreement with respect to all such service contracts and equipment leases, all without warranty or representation, express or implied.

9.05	At Closing, Seller shall execute and deliver to Purchaser (i) a bill of sale with respect to all personal property and equipment (not leased) owned by Seller and located on the Property, including, without limitation, those items are set forth on Exhibit B in the form attached hereto as Schedule 9.05A and made a part hereof (the “Approved Form of Bill of Sale”); and (ii) an assignment of any permits and intangibles with respect to the Property enumerated in Exhibit B pursuant to the form attached hereto as Schedule 9.05B and made a part hereof (the “Approved Form of Assignment and Assumption of Intangible Property”), all without warranty, express or implied, including as to title, suitability, merchantability or fitness for a particular purpose or use. Notwithstanding anything to the contrary contained in this Section 9.05, in no event shall Seller convey to Purchaser any personal property or equipment located in (i) any suite in the Improvements currently leased by Seller or in the Master Lease Suites, or (ii) the storage areas used by Seller and located on the T-level under MOB I and the physician parking storage area under MOB I.

9.06	At Closing, Purchaser, Seller and Ground Lessor shall execute and deliver a Global Offset Agreement in the form attached hereto as Schedule 9.06 and made a part hereof (the “Approved Form of Global Offset Agreement”).

9.07	At Closing, Seller shall prepare and file a State of Georgia transfer tax declaration. Seller shall execute and deliver to the Title Company an owner’s affidavit with respect to the Improvements in the form attached hereto as Schedule 9.07A and made a part hereof (“Approved Form of Seller’s Owner’s Affidavit”), and Ground Lessor shall execute and deliver to the Title Company an owner’s affidavit with respect to the Land in the form attached hereto as Schedule 9.07B and made a part hereof (“Approved Form of Ground Lessor’s Owner’s Affidavit”).

9.08	Real estate taxes, utility charges, and any unpaid assessments payable by the “Lessee” under the Consolidated Ground Lease, tenant rents, service contract charges and equipment lease payments, prepaid management fees, and other income and expense items including common area medical campus expenses, pertaining to the Property and Other Property Interests shall be prorated at Closing as of the date of Closing. The provisions of this Section 9.08 shall survive Closing.

(a)	With respect to the real estate tax proration at Closing, if a tax proration required hereunder is not based on the actual tax bill for such year, the tax proration shall be based on the prior year’s tax bill and adjusted when the actual tax bill is available.

(b)	With respect to the proration of rent at Closing, Purchaser will receive a credit at Closing for the prorated amount of all rent paid to Seller and attributable to any period following the date of Closing. “Delinquent Rent” (rent due prior to Closing, the payment for which has not been made on or before Closing) will not be prorated at Closing. After Closing, the rent collected by Purchaser or Seller from tenants will be applied: first to any accrued rent applicable to periods after Closing and second to Delinquent Rent. Purchaser will use reasonable efforts to pursue Delinquent Rent after Closing, and Seller retains the right to pursue tenants for Delinquent Rent provided that Seller shall not be permitted to institute any litigation in its collection efforts or to take any action against any tenant owing Delinquent Rent that would disrupt such tenant’s occupancy.

9.09	Seller and Purchaser agree to comply with and to execute and deliver such certifications, affidavits and statements that are required at Closing in order to meet the requirements of Internal Revenue Code Section 1445 (Foreign/Non-Foreign Seller) in the form attached hereto as Schedule 9.09 and made a part hereof (the “Approved Form of Certificate of Non-Foreign Status”).

9.10	Seller shall deliver the necessary certificate in the form attached hereto as Schedule 9.10 (the “Approved Form of Affidavit of Seller’s Residence”) to establish that Seller is a Georgia resident and is not subject to withholding from the proceeds of the sale of Lessee’s Interests.

9.11	Purchaser shall deliver to Seller the written reaffirmation and re-certification described in Section 14.02 in the form attached hereto as Schedule 9.11 and made a part hereof (the “Approved Form of Re-Affirmation and Re-Certification”).

9.12	Seller shall deliver to Purchaser at Closing an affidavit and lien waiver and release pursuant to the form attached hereto as Schedule 9.12A and made a part hereof (the “Approved Form of Seller’s Affidavit Regarding Brokers”) (including, without limitation, a release of any lien permitted under O.C.G.A. § 44-14-602) from Seller’s Broker. Ground Lessor shall deliver at Closing an affidavit and lien waiver and release pursuant to the form attached hereto as Schedule 9.12B and made a part hereof (the “Approved Form of Ground Lessor’s Affidavit Regarding Brokers”) (including, without limitation, a release of any lien permitted under O.C.G.A. § 44-14-602) from all real estate agents and brokers employed by Ground Lessor or whose assistance or advice was used by Ground Lessor in negotiating this Agreement. Purchaser shall deliver to Seller at Closing an affidavit and lien waiver and release pursuant to the form attached hereto as Schedule 9.12C and made a part hereof (the “Approved Form of Purchaser’s Affidavit Regarding Brokers”) (including, without limitation, a release of any lien permitted under O.C.G.A. §44-14-602) from all real estate agents and brokers employed by Purchaser or whose assistance or advice was used by Purchaser in negotiating this Agreement.

9.13	Seller shall deliver certified copies of the corporate resolution of Seller authorizing the transaction contemplated hereby.

9.14	Purchaser shall pay the cost of the title exam, the owner’s and mortgagee’s title insurance commitments and policies, and any and all endorsements thereto, the cost of the Survey, and the amount of any and all recording fees for the deeds, the memorandum of the Consolidated Ground Lease, and any other documents pertaining to this transaction. Seller shall pay the State of Georgia transfer tax, if applicable, and the costs of recording any instruments pertaining to title defects that Seller has expressly agreed to or is obligated to cure hereunder pursuant to Sections 3.00 or 3.01 hereof.

9.15	Purchaser and Seller shall each pay one-half (1/2) of any escrow fees as may be charged by the Escrow Agent at Closing.

9.16	Purchaser and Seller shall each pay their respective legal fees and any other incidental expenses incurred in connection with the acquisition of the Property.

9.17	At Closing, Seller shall execute and deliver to Purchaser and to Purchaser’s lender estoppels on all space leases in the Improvements in which Seller is the tenant, the form of which is attached hereto as Schedule 9.17 and made a part hereof (the “Approved Form of NH Tenant Estoppel Certificate”). Purchaser shall (i) have the right to make commercially reasonable variations to the Approved Form of NH Tenant Estoppel Certificate for space leases in the Improvements in which third parties (other than Seller) are tenants (collectively, “Third Party Tenants”), and (ii) be responsible for obtaining all of such estoppels from Third Party Tenants. Purchaser shall have the right to waive the requirement of this Section 9.17 for Third Party Tenants.

9.18	Seller and Purchaser acknowledge and agree that Seller shall, in Seller’s sole and absolute discretion, either terminate or amend the existing property management agreement (the “Property Management Agreement”) in effect at the Property as of the Closing date, and that Seller shall not be responsible for any termination fees in connection with such whole or partial termination thereof, as the case may be. Purchaser shall secure the agreement of its affiliated property management company under the Property Management Agreement in this regard.

9.19	Purchaser and Seller have a mutual obligation to deliver a closing statement (the “Closing Statement”) at Closing.

9.20	After Closing, Purchaser and Seller shall deliver to each other additional materials that may be reasonably requested by either of them in connection with the consummation of the purchase and sale of the Property in accordance with the terms and conditions of this Agreement.

9.21

Seller’s Condition Precedent to Closing: Purchaser acknowledges and agrees that as of the Effective Date, Seller has disbursed to Richmond 400, Ltd. (L.P.) (“R400”), an affiliate of Purchaser, a portion of an option price (the “Paid Option Price”) as consideration for Seller’s option to ground lease and lease certain portions of property located at 975 Johnson Ferry Road, Atlanta, Georgia 30342

(the “975 Property”), and for a right of first refusal to purchase certain portions of the 975 Property (collectively, the “Option and RFF”), all as set forth in that certain Agreement to Enter into Option dated as of February 29, 2008, as amended by First Amendment thereto dated as of June 10, 2008. On or before Closing, Purchaser agrees to cause R400 to deliver to Seller (i) a guaranty from the REIT, or in the event the IPO does not close, another party acceptable to Seller, for the full and prompt repayment to Seller in the amount of the Paid Option Price in the event that R400’s lender forecloses on any or all of the R400 Property and extinguishes Seller’s Option and RFF, and (ii) a fully executed copy of the Agreement to Enter into Option and the First Amendment thereto. In the event any of the foregoing conditions precedent is not satisfied on or before Closing, unless Purchaser and Seller agree otherwise in writing, this Agreement shall terminate, the Escrow Agent shall disburse the Earnest Money to Seller (including any interest earned thereon), and neither party shall have any further obligations hereunder, except for Purchaser’s Indemnity Obligations and other provisions of this Agreement which by their terms are to survive a termination of this Agreement.

10.00	PURCHASER’S DEFAULT: If the transaction for the sale and purchase of the Property is not consummated because of default of Purchaser, the Earnest Money and any interest earned thereon shall be paid to Seller as full liquidated damages for such default of Purchaser. The parties hereto acknowledge (i) that it is impossible to estimate more precisely the damages to be suffered by Seller upon Purchaser’s default, (ii) that the amount of the Earnest Money is a pre-estimate or best estimate of the probable loss or damages to Seller in the event of Purchaser’s default, and (iii) that the Earnest Money is intended not as a penalty, but as full liquidated damages. Seller hereby specifically waives any remedy of specific performance available to Seller by reason of Purchaser’s default hereunder.

11.00	SELLER’S DEFAULT: If the transaction for the sale and purchase of the Property is not consummated because of default by Seller and this Agreement is terminated by Purchaser, then the Earnest Money and any interest earned thereon shall be returned to Purchaser upon demand, and Purchaser shall, at Purchaser’s sole option and as Purchaser’s sole and exclusive remedy: (a) terminate this Agreement by giving written notice of such termination because of default by Seller, whereupon all rights, duties and obligations of all parties hereunder shall expire except for Purchaser’s Indemnity Obligations and other provisions of this Agreement which by their terms are to survive termination of this Agreement, or (b) seek specific performance of this Agreement; provided, however, if Seller has made the remedy of specific performance unavailable to Purchaser by reason of having transferred the Property to another party or otherwise materially and voluntarily encumbered the Property, then Purchaser may elect to pursue Seller for monetary damages. Subject to the foregoing, Purchaser waives all right to seek damages.

12.00

CASUALTY: If, prior to Closing, a casualty which is less than a Major Casualty (as hereinafter defined) occurs, the portion of the Property so damaged shall be repaired or rebuilt as speedily as practical under the circumstances, by and at the expense of the

Landlord, and during the period required for such repair or restoration, the expiration of the Inspection Period, the Closing Date, and all other significant deadlines hereunder (other than the deadline for Seller’s Board approval of this transaction pursuant to Section 22.00) shall be tolled based on the number of days necessary for the Property to be repaired or restored. If prior to Closing all or any material part of the Property or Parking Spaces is damaged or destroyed or material interference with access to the Property occurs (a “Major Casualty”), then Purchaser, by written notice to Seller given within ten (10) Business Days of the date of the Major Casualty, or if earlier, the Date of Closing, may elect to terminate this Agreement, whereupon the Earnest Money shall be refunded promptly to Purchaser, and this Agreement shall be terminated except for Purchaser’s Indemnity Obligations and other provisions of this Agreement which by their terms are to survive a termination of this Agreement. If Purchaser does not elect to terminate this Agreement following a Major Casualty within ten (10) Business Days from and after the date of the casualty, or if earlier, the Date of Closing, then this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein shall be effected and Seller shall assign to Purchaser at Closing the insurance proceeds to be received by Seller arising from such casualty, and pay to Purchaser the amount of any deductible under applicable insurance policies or the amount of such Major Casualty which Seller self insures (as applicable), with no further adjustments between the parties. For purposes of this Section 12.00, a “material part” shall mean (i) with respect to the Property, a casualty loss, the replacement value of which is ONE MILLION and NO/100 DOLLARS ($1,000,000.00) or more; or (ii) a casualty loss that gives a right of termination to any tenant or tenants of the Improvements leasing ten thousand (10,000) rentable square feet or more in the aggregate in the Improvements; or (iii) with respect to the Parking Spaces, a casualty loss of fifty (50) or more spaces, and alternative parking located within three hundred (300) feet of the Improvements is not provided by Seller, or (iv) with respect to access, any denial of access to the Improvements which would be a violation of any tenant leases or would interfere with the operation of the Improvements for their intended purpose or which would preclude the use of the Other Property Interests.

13.00

“AS-IS” PURCHASE: Subject to the provisions of Sections 12.00, 18.00 and 24.00 hereof, the Property is being sold in an “AS-IS, WHERE-IS” condition as of the date Seller executes this Agreement, and Purchaser hereby agrees that it shall accept the Property at Closing on an AS-IS basis and hereby waives any and all right to claim, either prior to or after Closing, that the conveyance of the Property is or was on any other basis. Except as expressly set forth herein, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or any affiliate of Seller, or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller or of any affiliate of Seller, including, without limitation, Seller’s Broker, as to the Submission Items, the materials enumerated on Exhibit B, the condition or repair of the Property or the value, expense of operation, or income potential thereof, or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Neither Seller nor any affiliate of Seller makes any representations or warranties as to whether the Property contains harmful or toxic substances or pertaining to the extent, location or nature of same. For purposes of the representations and warranties of Seller set forth in this Section 13.00 and elsewhere in this Agreement, all representations and warranties of Seller are made as to the knowledge of Seller, which has the meaning ascribed thereto in Section 26.10 of this Agreement. Further, for the purpose of the foregoing disclaimer as to representation or warranty, the term hazardous substances shall include only those substances which Freda Hardage and Chad Simpson have actual and present knowledge are (i) hazardous substances, (ii) located on the Property, and (iii) present in amounts or concentrations that (x) require reporting to a governmental authority, or (y) are in violation of any governmental law, rule, order or regulation. Further, to the extent that Seller, any affiliate of Seller, Seller’s Broker, or any agent, officer or employee of Seller, of any affiliate of Seller, or of Seller’s Broker has provided to Purchaser information or data from any inspection, engineering or environmental reports concerning harmful or toxic substances, neither Seller, nor any affiliate of Seller, nor Seller’s Broker, nor any agent, officer or employee of Seller, of any affiliate of Seller or of Seller’s Broker makes representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports. Purchaser acknowledges that Purchaser has sole responsibility to inspect fully the Property and investigate all matters relevant thereto, and Purchaser shall rely solely upon the results of Purchaser’s own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been provided to Purchaser by Seller, any affiliate of Seller, Seller’s Broker, or any agent, officer or employee of Seller, of any affiliate of Seller or of Seller’s Broker. Purchaser waives and releases Seller, Seller’s affiliates, and all of the other officers, agents and employees of Seller and of Seller’s affiliates from any present or future claims arising from or relating to the presence or alleged presence of harmful or toxic substances (“Hazardous Substances”) in, on, under or about the Property including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulations, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (iii) this Agreement or (iv) the common law. The terms and provisions of this Section shall survive Closing or any termination of this Agreement.

14.00	ASSIGNMENT:

14.01

Purchaser represents and warrants to Seller that Richmond Honan Medical Properties, Inc., a newly-formed Maryland corporation which shall elect to be taxed as a real estate investment trust (the “REIT”), is the general partner of Purchaser, and several other executive officers and directors and continuing investors are limited partners of Purchaser. In no event shall any limited partner of Purchaser be a Disqualified Party (as hereinafter defined). Subject to Section 14.02 below, Purchaser shall have the right to assign its interest under this Agreement to a wholly-owned subsidiary of Purchaser with the consent of Seller; provided, however, that Seller’s consent right constitutes solely the right to confirm that no assignee or owner or partner therein is a Disqualified Party and to review the REIT documentation only for the purpose of confirming that such documents do not contain provisions that are contrary to prior information given to Seller regarding the general structure of the REIT (and the interest of Lea Richmond and Scott Honan therein) or that are contrary to the Consolidated Ground Lease or this Agreement, and in the event of a material difference, Seller shall not be deemed unreasonable in withholding its consent.

14.02

Purchaser warrants and represents unto Seller prior to Closing that Purchaser shall not (a) except for the assignment to a wholly-owned subsidiary of Purchaser, as permitted under and in accordance with the terms of Section 14.01 above, make any assignment of this Agreement; (b) except to a Potential Limited Partner of Purchaser (as hereinafter defined), permit any transfer or assignment of any interest in Purchaser; or (c) negotiate or commit to sell any portion or all of the Property to any party or entity that is a Disqualified Party, as that term is hereinafter defined. The term “Disqualified Party” shall mean (i) any party, entity or person or any affiliate of any party, entity or person who provides referrals to or receives referrals from Seller; (ii) any party, entity or person or any affiliate of any party, entity or person who is in a position to exercise substantial influence in or control over Seller, Northside Ventures, Inc., or Hospital Authority of Fulton County; (iii) any party, entity or person or any affiliate of any party, entity or person who provides services to or makes sales to Seller, or Northside Ventures, Inc., or Hospital Authority of Fulton County; (iv) any Restricted Party; or (v) any person or any affiliate of such who is on the board of directors of Seller. Notwithstanding anything in this Section 14.02 to the contrary, in no event shall any of the parties or entities set forth on Schedule 14.02 attached hereto and made a part hereof (the “Potential Limited Partners of Purchaser”) be deemed to be a Disqualified Party. Purchaser shall deliver a written reaffirmation and re-certification of the foregoing representations and warranties to Seller at Closing, except that such representations and warranties shall be made as of the date of Closing. Seller shall have the right to terminate this Agreement if there is a breach or change of any of the foregoing representations. A “Restricted Party” means any party or entity which offers or provides, or whose owner, parent, subsidiary or other affiliate offers or provides, acute care hospital services or facilities for inpatient care. For purposes hereof, an affiliate shall include a party under common ownership or control with the party or entity that provides acute care hospital services or facilities for inpatient care, and may include a party with whom the tenant, subtenant purchaser, assignee, or transferee, or owner, parent of subsidiary thereof, has a strategic alliance, but an affiliate shall not include a party with whom a tenant, subtenant or purchaser has only a contractual arrangement to provide services if there is no common ownership or control with such party or if the contractual arrangement is not substantial enough to indicate a strategic alliance with such party. For purposes of the use of the term “acute care” in this Section 14.02, “acute care” means short to medium range medical treatment, usually in a hospital, for patients having an acute illness or injury or undergoing or recovering from surgery.

Notwithstanding anything to the contrary provided in this Section 14.02, the foregoing restriction on transfers and assignments shall not apply to any direct or indirect interests in the REIT effected via a publicly traded stock exchange, other than any issuance, sale, transfer, conversion or other disposition of direct or indirect interests in the REIT pursuant to which any person or entity (including a person’s or entity’s affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than forty-nine percent (49%) of the direct or indirect interests in the REIT.

14.03	Seller shall not assign its interest under this Agreement without the prior consent of Purchaser, except that Seller may assign its interest in this Agreement in connection with a conveyance of the Property to any entity owned or controlled by, or under common control with, Seller, including without limitation any Northside Affiliated Entity (as hereinafter defined), provided and so long as the transfer of the Property is expressly subject to this Agreement and any such transferee assumes in writing the obligations of Seller hereunder and acknowledges and agrees that it is bound by and subject to this Agreement with respect to the Property. For purposes hereof, a “Northside Affiliated Entity” shall mean Northside Hospital, Inc., Northside Ventures, Inc., Northside Health Services, Inc. and Hospital Authority of Fulton County or any successor thereto by merger or consolidation of such entities.

15.00	TIME: Time is of the essence of this Agreement.

16.00	ENTIRE AGREEMENT: This Agreement is the entire agreement between Purchaser and Seller, and there are no oral or other written agreements or representations directly or indirectly connected with this Agreement. This Agreement shall be construed under the laws of the State of Georgia.

17.00	NOTICES: Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) Business Day after pickup by Federal Express, UPS, or similar overnight express delivery service, or when delivered by facsimile transmission with written acknowledgement of receipt (provided a copy which is sent by facsimile transmission is also sent by overnight express delivery service for next business day delivery), in any case addressed to the parties at their respective addresses referenced below:

If to Seller:	Northside Hospital, Inc.
100 Johnson Ferry Road
Center Pointe Building 2
Suite 900-A
Atlanta, Georgia 30342
Attention:	Debbie Mitcham
Phone No.: (404) 303-3377
Fax No.: (404) 851-8096

and

With a copy to:	McKenna Long & Aldridge, LLP
303 Peachtree Street, NE
Suite 5300
Atlanta, Georgia 30308
Attention:	Joann G. Jones, Esq.
Phone No.: (404) 527-4390
Fax No.: (404) 527-4198

If to Purchaser:	Richmond Honan Medical Properties LP
975 Johnson Ferry Road
Suite 450
Atlanta, Georgia 30342
Attention:	Lea Richmond, III
Phone No.: (404) 255-6358
Fax No.: (404) 255-6300

With a copy to:	Smith, Gambrell and Russell, LLP
Promenade II, Suite 3100
1230 Peachtree Street N.E.
Atlanta, GA 30309
Attention:	Malcolm D. Young, Jr., Esq.
Phone No.: (404) 815-3774
Fax: (404) 685-7074

If to Escrow Agent:	Gregory D. Hughes, Esq.
2110 Powers Ferry Road
Suite 440
Atlanta, Georgia 30339
Phone No.: (770) 692-2181
Fax No.: (770) 955-0049

18.00

CONDEMNATION: Seller shall give written notice to Purchaser of any action, condemnation or proceeding pending or instituted for condemnation or other taking of all or any part of the Property and related easements and/or parking rights by friendly or statutory proceeding for which Seller receives actual written notice prior to Closing. If, prior to Closing, all or any material part of the Property or all access to the Property and related easements and/or parking rights is subject to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation, or sale in lieu thereof (a “Major Condemnation”), then Purchaser, by written notice to Seller given within ten (10) Business Days of the date of Seller’s receipt of notice of such threat, condemnation or taking, or, if earlier, the date of Closing, may elect to terminate this Agreement, whereupon the Earnest Money shall be refunded promptly to Purchaser (including any interest earned thereon), and this Agreement shall be terminated, except for Purchaser’s Indemnity Obligations and other provisions set forth in this Agreement which by their terms are to survive. If Purchaser does not elect to terminate this Agreement following any notice of a Major Condemnation within said ten (10)-Business Day period, or if earlier, the date of Closing, then this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein, less an interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustments. At Closing, Seller shall assign, transfer, and set over to Purchaser all of Seller’s right, title and interest in and to any awards that have been or that may thereafter be made for any such taking or sale in lieu thereof, and all such proceeds shall apply to the Purchase Price. Seller agrees to allow Purchaser to cooperate in any negotiations for any condemnation or taking of the Property which might affect the intended use of the Property by Purchaser; provided, however, the final decision on any sale or condemnation shall be made by Seller. For purposes of this Section 18.00, a “material part” shall mean (i) with respect to the Property, a condemnation, the award for which is ONE MILLION and NO/100 DOLLARS ($1,000,000.00) or more; or (ii) a condemnation that gives a right of termination to any tenant or tenants of the Improvements leasing ten thousand (10,000) rentable square feet or more in the aggregate in the Improvements; or (iii) with respect to the Parking Spaces, a condemnation which results in a loss of fifty (50) or more spaces, and alternative parking is not provided by Seller; or (iv) with respect to access, any denial of access to the Improvements which would be a violation of any tenant leases or would interfere with the operation of the Improvements for their intended purpose or which would preclude the use of the Other Property Interests.

19.00	REAL ESTATE COMMISSIONS: Seller acknowledges and agrees that Seller has not employed any real estate agent or broker in connection with this Agreement and the transaction contemplated hereby, except for Realty Trust Group, LLC, a Tennessee limited liability company (“Seller’s Broker”). Seller shall be responsible for all compensation payable to Seller’s Broker. Purchaser acknowledges and agrees, and represents and warrants to Seller, that Purchaser has employed no real estate agent or broker in connection with this Agreement or the Property, and has not negotiated this Agreement with the assistance of any real estate agent or broker. The terms and conditions of this Section 19.00 shall survive the Closing or termination of this Agreement. Seller shall and does hereby hold Purchaser harmless from, and shall and does hereby indemnify Purchaser against, any and all commissions, fees and expenses due and payable to, or claimed by, any broker claiming by, through or under Seller. Purchaser shall and does hereby hold Seller harmless from, and shall and does hereby indemnify Seller against, any and all commissions, fees and expenses due and payable to, or claimed by, any broker claiming by, through or under Purchaser.

20.00	EFFECTIVE DATE: The Effective Date of this Agreement is the last date on which either Seller or Purchaser executes this Agreement.

21.00	CONFIDENTIALITY: The existence and contents of this Agreement, all discussions between Seller and Purchaser related to this Agreement, the documents and all other information, furnished to, or obtained by Purchaser or Seller, or their respective affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Property, other than matters of public record or matters generally known to the public, will be treated by Purchaser and Seller and their respective affiliates, lenders, employees, agents, as confidential, and, except as required by law or with respect to disclosures required in connection with the Registration Statement, will not be disclosed to anyone other than on a need-to-know basis to persons dealing with this transaction, including attorneys, lenders, investors, title company representatives, accountants, employees or consultants of Purchaser or Seller as may be reasonably necessary to complete the transaction contemplated hereby. These confidentiality provisions shall not apply to any disclosures made by Seller or Purchaser as required by law, by court order, or in connection with any subpoena. Immediately upon: (a) the decision by either Seller or Purchaser to discontinue its involvement with the sale and acquisition of the Property; or (b) a written request by either party at any time, both Seller and Purchaser each agree to turn over all due diligence materials and other proprietary information that such party received from the other party and any and all copies or extracts or summaries thereof and all documents or media containing any such proprietary information other than internally prepared memoranda or documents.

22.00	BOARD APPROVAL: Seller will submit this transaction to Seller’s Board Executive Committee (“Seller’s Board”) for approval at the August, 2010 board meeting and will notify Purchaser promptly thereafter in writing whether such approval was granted or denied. In the event that Seller’s Board fails to approve this transaction on or before the expiration of the Inspection Period, this Agreement shall terminate, and Purchaser shall receive a full refund of the Earnest Money, and neither Seller nor Purchaser shall have any further obligation or liability under this Agreement, except for Purchaser’s Indemnity Obligations (as hereinafter defined) and other provisions of this Agreement which by their terms are to survive a termination of this Agreement.

23.00

ARBITRATION: Any controversy, claim or dispute between Seller and Purchaser arising out of or relating to the interpretation or enforcement of this Agreement, or any breach thereof, and any dispute concerning the scope of this arbitration clause, shall be settled by arbitration. Unless otherwise provided in this Agreement or as awarded in any award, each party shall be responsible for its own attorneys’ fees and costs regardless of the outcome of the arbitration proceeding (“Proceeding”). The parties shall request that the arbitrators award attorney fees to the prevailing party in any Proceeding. Any Proceeding initiated under this provision shall occur in Atlanta, Georgia and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The substantive laws of the State of Georgia shall apply in any Proceeding. In no case shall a party be entitled to punitive damages in any Proceeding. Judgment upon any arbitration award may be entered in any court having jurisdiction. Notwithstanding anything to the contrary herein, nothing in this Section 23.00 shall limit the right of any party hereto to obtain provisional or ancillary remedies such as injunctive relief from a court having jurisdiction, before, during or after the pendency of any Proceeding. The institution and maintenance of any action for such judicial relief, or the pursuit of provisional or ancillary remedies, shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration, nor is the right to seek such relief from a court intended to limit the power of an arbitrator to grant any similar relief sought by either party.

24.00	SELLER AGREEMENTS: From and after the Effective Date and up to Closing, Seller shall operate and maintain the Property in substantially the same manner as Seller has operated and maintained the Property prior to the Effective Date, subject to any modifications to such operation and maintenance as are commercially reasonable.

25.00	GOVERNMENTAL PROHIBITION: Seller and Purchaser acknowledge and agree that Seller and the other Northside Affiliated Entities exist within a specifically regulated industry and are governed by various rules, administrative rulings and procedures, laws, ordinances, statutes and regulations (collectively, “Applicable Governmental Regulations”). Applicable Governmental Regulations shall include, but shall not be limited to, any requirement of Seller to obtain a certificate of need (“CON Requirement”) and any requirement that, in order to maintain its tax-exempt status, no action of Seller or any other Northside Affiliated Entity inure to the benefit of any private individual or entity under the Internal Revenue Code of 1986, as amended, and its various regulations and interpretations (“Private Inurement Doctrine”).

In the event that performance of an obligation will be affected or limited by or excused by the Private Inurement Doctrine, then Seller shall provide to Purchaser evidence of the applicability of such doctrine and the basis for which the performance will be excused or limited. The performance shall be excused in the event that Seller obtains the opinion of nationally-recognized tax counsel that the performance of the obligation will represent a significant risk that the tax-exempt status of Seller or the Northside Affiliated Entities (or any of them) will be jeopardized or that the performance is not permitted by a tax-exempt entity by operation of such doctrine, and such opinion is corroborated by a second opinion of separate nationally-recognized tax counsel; provided, however, nothing herein contained shall excuse or limit performance of the obligations of Seller if such entity is not a tax-exempt entity unless, in the opinion of such nationally-recognized tax counsel, such performance will jeopardize the tax-exempt status of any other Northside Affiliated Entity.

26.00	SELLER’S REPRESENTATIONS AND WARRANTIES: As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby makes each of the representations and warranties set forth in this Section 26.00, which representations and warranties are true and correct as of the date hereof. With respect to the representations and warranties of Seller set forth in this Section 26.00 that are made as to the “Seller’s knowledge”, “Seller’s knowledge” shall have the meaning ascribed thereto in Section 26.10 of this Agreement.

26.01	Organization and Standing. Seller has been duly formed and is validly existing in good standing with requisite power and authority to perform its obligations under this Agreement.

26.02	Authority. Subject to Seller’s Board approval set forth in Section 22.00, Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, and this Agreement has been duly executed and delivered by Seller.

26.03	Noncontravention. To Seller’s knowledge, this Agreement does not violate or constitute a default under its organizational documents or any material agreement to which it is a party, or any permit applicable to the Property or, provided Purchaser’s representations in Section 14.02 are accurate, any statute, rule or regulation applicable to the Seller.

26.04	Litigation. To Seller’s knowledge, Seller has not received written notice of any litigation or proceeding, order, writ, injunction, or decree, either judicial or administrative, pending or threatened, affecting its ability to consummate the transactions contemplated hereby.

26.05	Environmental Conditions. To Seller’s knowledge, Seller has not received any written summons, citation, directive, letter or other written communication from any governmental authority indicating that a Hazardous Substances release at the Land or Property has occurred or that the Land or Property fails to comply with the applicable environmental law.

26.06	Validity of Transaction. To Seller’s knowledge, and provided Purchaser’s representations set forth in Section 14.02 are accurate, no approval, consent, order or authorization of any third party, other than the approval as set forth in Section 22.00, is required in connection with the consummation by Seller of the transactions herein described.

26.07	No Taking. To Seller’s knowledge, Seller has received no written notice of any pending or threatened condemnation, eminent domain, or similar proceeding.

26.08	Rent Rolls; Leases. (i) The leases set forth on Exhibit G are all the leases, occupancy agreements, and licenses affecting the Improvements and to be assigned to Purchaser, and (ii) the copies of such leases and other occupancy agreements delivered to Purchaser are complete and accurate copies thereof.

26.09	Notices from Governmental Authorities. To Seller’s knowledge, Seller has not received from any governmental authority written notice of any material violation of any zoning, building, subdivision, fire and safety or business laws, rules or regulations applicable to the Land or Property that has not been corrected.

26.10

Seller’s Knowledge. For purposes of the foregoing and all other references to “Seller’s knowledge” in this Agreement, including with respect to Seller’s representations and warranties contained in Section 13.00 hereof, “Seller’s knowledge” means the present, actual knowledge of Freda Hardage and Chad Simpson on the date of the execution of this Agreement by Seller, without inquiry or investigation or duty thereof, and does not include implied, constructive, or imputed knowledge. Seller represents and warrants that Freda Hardage and Chad Simpson are the individuals employed or engaged by Seller and responsible for the leasing and operation of the Property. Purchaser acknowledges that Purchaser has sole responsibility to inspect fully the Property and investigate all matters relevant thereto, and Purchaser shall rely solely upon the results of Purchaser’s own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been provided to Purchaser by Seller, by any affiliate of Seller, or by any broker, agent, officer or employee of Seller, of any affiliate of Seller or of any broker of Seller, except for the representations, warranties and covenants of Seller herein expressly set forth.

26.11	Survival. The continued accuracy in all material respects of the aforesaid representations and warranties shall be a condition precedent to Purchaser’s obligation to close. The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing and shall survive the Closing; provided, however, that any action, suit, or proceeding with respect to the truth, accuracy, or completeness of any representations or warranties shall be commenced, if at all, within six (6) months after the Closing Date, and if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

27.00	PURCHASER’S REPRESENTATIONS AND WARRANTIES: As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby makes each of the representations and warranties set forth in this Section 27.00, which representations and warranties are true and correct as of the date hereof. With respect to the representations and warranties of Purchaser set forth in this Section 27.00 that are made as to “Purchaser’s knowledge”, “Purchaser’s knowledge” shall have the meaning ascribed thereto in Section 27.06 of this Agreement.

27.01	Organization and Standing. Purchaser has been duly formed and is validly existing in good standing with requisite power and authority to perform its obligations under this Agreement.

27.02	Authority. Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, and this Agreement has been duly executed and delivered by Purchaser.

27.03	Noncontravention. To Purchaser’s knowledge, this Agreement does not violate or constitute a default under its organizational documents or any material agreement to which it is a party or any statute, rule or regulation applicable to the Purchaser.

27.04	Litigation. To Purchaser’s knowledge, Purchaser has not received written notice of any litigation or proceeding, order, writ, injunction, or decree, either judicial or administrative, pending or threatened, affecting its ability to consummate the transactions contemplated hereby.

27.05	Validity of Transaction. To Purchaser’s knowledge, no approval, consent, order or authorization of any third party is required in connection with the consummation by Seller of the transactions herein described.

27.06	Purchaser’s Knowledge. For purposes of the foregoing and all other references to “Purchaser’s knowledge” in this Agreement, “Purchaser’s knowledge” means the present, actual knowledge of Lea Richmond and Scott Honan on the date of the execution of this Agreement by Purchaser, without inquiry or investigation or duty thereof, and does not include implied, constructive, or imputed knowledge.

27.07	Survival. The continued accuracy in all material respects of the aforesaid representations and warranties shall be a condition precedent to Seller’s obligation to close. The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing and shall survive the Closing; provided, however, that any action, suit, or proceeding with respect to the truth, accuracy, or completeness of any representations or warranties shall be commenced, if at all, within six (6) months after the Closing Date, and if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

[SIGNATURES CONTAINED ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the dates hereafter set forth by their duly authorized officers.

SELLER: NORTHSIDE HOSPITAL, INC.

By:	/s/ Deborah S. Mitcham

Printed Name:	Deborah S. Mitcham

Its:	Vice President of Finance & CFO

Date:	July 20, 2010

[CORPORATE SEAL]

[SIGNATURES CONTINUED ON FOLLOWING PAGE.]

PURCHASER: RICHMOND HONAN MEDICAL PROPERTIES LP

By:	Richmond Honan Medical Properties Inc., its General Partner

By:	/s/ Lea Richmond, III

Printed Name:	Lea Richmond, III

Its:	Chief Executive Officer

Date:	July 20, 2010

[CORPORATE SEAL]

[SIGNATURES CONTINUED ON FOLLOWING PAGE.]

ESCROW AGENT:

By:	/s/ Gregory D. Hughes (SEAL)
Gregory D. Hughes, Esq.

Date: July 20, 2010

ACKNOWLEDGMENT

The undersigned hereby acknowledges that it is the agent and broker of Northside Hospital, Inc. (the “Seller”), and has not acted as the agent or broker to Richmond Honan Medical Properties LP (the “Purchaser”). The undersigned further acknowledges that Purchaser has no liability or obligation to the undersigned relating to the Agreement to which this Acknowledgment is attached whether the sale is consummated or not and hereby waives all right, if any, to file any lien on the Property described in the aforesaid Agreement. The undersigned further acknowledges that Purchaser has and will rely upon this Acknowledgment in executing the aforesaid Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Acknowledgment and affixed its seal, this          day of                     , 2010.

Realty Trust Group, LLC

By:

Printed Name:

Its:

List of Exhibits and Schedules to Purchase and Sale Agreement

Exhibit A	—	The Land
Exhibit A-1	—	The Parking Garage Land
Exhibit A-2	—	The MOB II Parking Lot Land
Exhibit B	—	Schedule of Personal Property, Inventory, and Intangibles
Exhibit C	—	Consolidated Ground Lease
Exhibit D	—	Escrow Agreement
Exhibit E	—	Access Agreement
Exhibit F	—	Master Lease Suites
Exhibit G	—	Leases and Assigned Security Deposits
Exhibit H	—	Service Contracts and Equipment Leases
Schedule 6.03	—	Approved Form of Master Lease
Schedule 9.01A	—	Approved Form of Limited Warranty Deed
Schedule 9.01B	—	Approved Form of Quitclaim Deed
Schedule 9.03	—	Approved Form of Assignment and Assumption of Leases and Security Deposits
Schedule 9.05A	—	Approved Form of Bill of Sale
Schedule 9.05B	—	Approved Form of Assignment and Assumption of Intangible Property
Schedule 9.06	—	Approved Form of Global Offset Agreement
Schedule 9.07A	—	Approved Form of Seller’s Owner’s Affidavit
Schedule 9.07B	—	Approved Form of Ground Lessor’s Owner’s Affidavit
Schedule 9.09	—	Approved Form of Certificate of Non-Foreign Status
Schedule 9.10	—	Approved Form of Affidavit of Seller’s Residence
Schedule 9.11	—	Approved Form of Re-Affirmation and Re-Certification
Schedule 9.12A	—	Approved Form of Seller’s Affidavit Regarding Brokers
Schedule 9.12B	—	Approved Form of Ground Lessor’s Affidavit Regarding Brokers
Schedule 9.12C	—	Approved Form of Purchaser’s Affidavit Regarding Brokers
Schedule 9.17	—	Approved Form of NH Tenant Estoppel Certificate
Schedule 14.02	—	Potential Limited Partners of Purchaser